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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ___________

                                 SCHEDULE 14D-9
                                 (Rule 14d-101)
                  Solicitation/Recommendation Statement Under
            Section 14(d)(4) of the Securities Exchange Act of 1934


                                BI INCORPORATED
                           (Name of Subject Company)

                                BI INCORPORATED
                      (Name of Person(s) Filing Statement)


                           Common Stock, no par value
                         (Title of Class of Securities)


                                  055467 20 3
                                  ___________
                     (CUSIP Number of Class of Securities)


                                David J. Hunter
                                   President
                               6400 Lookout Drive
                            Boulder, Colorado  80301
                                 (303) 218-1000
            (Name, address and telephone number of person authorized
             to receive notice and communications on behalf of the
                          person(s) filing statement)

                                    Copy to:
                              John G. Lewis, Esq.
                    Ireland, Stapleton, Pryor & Pascoe, P.C.
                           1675 Broadway, 26th Floor
                            Denver, Colorado  80202
                                 (303) 623-2700

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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Item 1.  Material to be Filed as Exhibits.

Exhibit Number    Description of Exhibit
--------------    ----------------------

99.1              Press Release Dated August 11, 2000

99.2              BI President's Letter to BI Employees dated August 11, 2000

99.3 Attachment to BI President's Letter to Employees dated August 11, 2000 - Questions & Answers Regarding the Kohlberg Transaction

99.4              Form of BI President's Letter to Significant Customers -
                  August 11, 2000